Exhibit 99.1

     IMMEDIATE (May 22, 1998)

     Jay M. Kaplan
     Senior Vice President-Finance
     and Chief Financial Officer
     (609) 662-3200


     MEDIQ INCORPORATED AND MEDIQ/PRN LIFE SUPPORT SERVICES, INC.
     ANNOUNCE AGREEMENT TO SELL UNITS AND NOTES


     PENNSAUKEN, N.J. - MEDIQ Incorporated (AMEX;MED) (the "Company") announced today that it has agreed to sell units ("Units"), consisting of 13% Senior Discount Debentures due 2009 and warrants to purchase an aggregate of 7.5% of the common stock of the Company following such issuance, for gross proceeds aggregating $75 million in a 144A private offering. The Company also announced today that its wholly-owned subsidiary MEDIQ/PRN Life Support Services, Inc. has agreed to sell $190 million aggregate principal amount of 11% Senior Subordinated Notes due 2008 (the "Notes") in a 144A private offering. The closing of the sale of the Units and the Notes is currently scheduled for May 29, 1998.

     The Units and the Notes offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities.

     The proceeds from the Unit and Note offerings, together with a $325.0 million Senior Secured Bank Facility, will be used to finance the previously announced merger by and among a company organized by Bruckmann, Rosser, Sherrill & Co., L.P. and the Company and related transactions.


     MEDIQ Incorporated, whose shares (MED and MED.Pr) and subordinated debentures (MED.NP) are traded on the American Stock Exchange, through its wholly-owned subsidiary, MEDIQ/PRN Life Support Services, Inc., operates the largest moveable critical care and life support medical equipment rental business in the United States, renting a wide variety of moveable medical equipment for use by acute care hospitals, alternative care facilities, nursing homes and home health care companies.

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